Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of Vertical Aerospace Ltd. of our report dated July 9, 2021, except with respect to the matters that raise substantial doubt about the Company’s ability to continue as a going concern discussed in Note 2, as to which the date is September 20, 2021, relating to the financial statements of Vertical Aerospace Group Ltd., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Bristol, United Kingdom

September 20, 2021